QuickLinks -- Click here to rapidly navigate through this document

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 370-6735
Cathy Wright (financial media) (612) 370-6627

TARGET CORPORATION DECEMBER SALES
UP 7.5 PERCENT

    MINNEAPOLIS, January 10, 2002 — Target Corporation today reported that its net retail sales for the five weeks ended January 5, 2002 increased 7.5 percent to $6.550 billion from $6.093 billion for the five-week period ended December 30, 2000. Comparable-store sales increased 0.6 percent from fiscal December 2000.

"Sales for the corporation were well above plan in December, primarily due to exceptional strength at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "As a result of this sales performance, we now expect our fourth quarter EPS to be moderately higher than the current First Call median estimate of $0.65."

	Sales (millions)	Total Sales % Change	Comparable Stores % Change	Comparable Sales % (adjusted calendar*)
December
Target	$5,399	10.3	1.8	10.1
Mervyn's	639	(1.3)	(0.6)	6.1
Marshall Field's	442	(10.0)	(10.0)	(2.3)
Other	70	14.9	na	na

Total	6,550	7.5	0.6	8.6
Year-to-date
Target	$29,992	12.4	3.9
Mervyn's	3,673	(1.9)	(1.4)
Marshall Field's	2,569	(5.7)	(5.7)
Other	390	0.0	na

Total	$36,624	9.2	2.5

  *Compares five weeks ended January 5, 2002 to five weeks ended January 6, 2001.

    Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,383 stores in 47 states. This included 1,055 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

    Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2000 Form 10-K.

    Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-370-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

#  #  #

QuickLinks

TARGET CORPORATION DECEMBER SALES UP 7.5 PERCENT